As filed with the Securities and Exchange Commission on July 23, 2008

Registration No. 333-134184

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

dELiA*s, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5691	20-3397172
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

50 West 23rd Street

New York, New York 10010

(Address of Principal Executive Offices including Zip Code)

(212) 590-6200

(Registrant’s Telephone Number, including Area Code)

Marc G. Schuback

Vice President, General Counsel and Secretary

dELiA*s, Inc.

50 West 23rd Street

New York, New York 10010

(212) 590-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, which was previously declared effective by the Securities and Exchange Commission on July 13, 2006, hereby amends the Registration Statement to incorporate by reference (i) the Registrant’s Annual Report on Form 10-K for the year ended February 2, 2008, as filed with the Securities and Exchange Commission on April 10, 2008, as amended by Amendment No. 1 on Form 10-K/A, filed with the Securities and Exchange Commission on May 29, 2008, (ii) the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2008, as filed with the Securities and Exchange Commission on June 5, 2008, (iii) Current Reports on Form 8-K as filed with the Securities and Exchange Commission on March 20, 2008, May 29, 2008 and June 30, 2008, and (iv) the Registrant’s definitive proxy statement on Schedule 14A as filed with the Securities and Exchange Commission on June 27, 2008.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 23, 2008

PROSPECTUS

dELiA*s, INC.

4,137,314 Shares of Common Stock and Preferred Stock Purchase Rights

We may issue, from time to time, up to 4,137,314 shares of common stock upon conversions of Alloy, Inc.’s 5.375% Convertible Senior Debentures due 2023 (the “Alloy, Inc. Debentures”). We will not receive any proceeds from the issuance of these shares of common stock. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you determine to convert the Alloy, Inc. Debentures.

Our common stock is listed on the NASDAQ Global Market under the symbol “DLIA.” On July 22, 2008, the last reported sales price for our common stock on the NASDAQ Global Market was $1.72.

OWNERSHIP OF OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” IN ITEM 1A. OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED FEBRUARY 2, 2008, WHICH IS INCORPORATED BY REFERENCE HEREIN, FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this prospectus. It is a criminal offense to make any representation to the contrary.

This prospectus is dated                     , 2008.

EXPERTS

The consolidated financial statements and schedule of dELiA*s, Inc. as of February 2, 2008 and February 3, 2007 and for each of the three years in the period ended February 2, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of February 2, 2008 are incorporated by reference in this Prospectus and in the Registration Statement and have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended February 2, 2008;

•	Amendment No. 1 on Form 10-K/A, filed with the Securities and Exchange Commission on May 29, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2008;

•	Current Reports on Form 8-K filed March 20, 2008, May 29, 2008 and June 30, 2008;

•	Proxy Statement on Schedule 14A filed June 27, 2008; and

•

The description of our common stock (including our preferred stock purchase rights) contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

Upon request, we will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings at no cost by writing or telephoning our corporate secretary at the following address and number: dELiA*s, Inc., 50 West 23rd Street, New York, New York 10010, telephone (212) 590-6200. You may also visit our website at http://www.deliasinc.com. Our website is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to us and the common stock offered by this prospectus, we refer you to the Registration Statement, exhibits and schedules as well as to the information incorporated by reference in this prospectus.

Anyone may inspect a copy of the Registration Statement and our other filings without charge at the public reference facility maintained by the SEC in Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the Registration Statement and our other filings may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This offering is only being made in jurisdictions where such offers and sales of our common stock are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on July 23, 2008.

dELiA*s, INC.
(Registrant)

By:	/s/ Robert E. Bernard
Name:	Robert E. Bernard
Title:	Chief Executive Officer

In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE
/s/ Matthew L. Feshbach	Chairman and Director	July 23, 2008
Matthew L. Feshbach

/s/ Robert E. Bernard	Chief Executive Officer and Director	July 23, 2008
Robert E. Bernard	(Principal Executive Officer)

/s/ Walter Killough	Chief Operating Officer and Director	July 23, 2008
Walter Killough

/s/ Carter S. Evans	Director	July 23, 2008
Carter S. Evans

/s/ Paul J. Raffin	Director	July 23, 2008
Paul J. Raffin

/s/ Gene Washington	Director	July 23, 2008
Gene Washington

/s/ Scott M. Rosen	Director	July 23, 2008
Scott M. Rosen

/s/ Stephen A. Feldman	Chief Financial Officer	July 23, 2008
Stephen A. Feldman	(Principal Financial Officer and Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit 23.1.	Consent of BDO Seidman, LLP.